UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2013

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

On October 3, 2013, the Board of Directors of Lennar Corporation (the “Company”) approved amendments to the Company’s By-Laws, which amendments are effective immediately. The amendments approved by the Board amend the prior By-Laws of the Company in the following principal respects:

•	Amended Article II, Section 2.7 to provide that stockholders must meet the requirements set forth in new Section 2.8 (described below) to be able to request that the Board of Directors set a record date for action to be taken by the written consent of stockholders.

•	Amended Article II to add a new Section 2.8 that establishes advance notice requirements for stockholders who propose business or make nominations of persons for election to the Board of Directors at a meeting of stockholders of the Company. The notice procedures set forth in Section 2.8 are the exclusive means for a stockholder to submit such business (other than proposals governed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The advance notice provision in Section 2.8:

•	specifies information which a stockholder proponent must provide in its notice about (i) the stockholder proponent, including interests in derivative securities, relationships and/or arrangements between the proponent and the director nominee or other person in connection with the proposed business, (ii) the director nominee, if applicable, including information that would enable the Board to determine a nominee’s eligibility to serve as an independent director, and (iii) any business proposed by the stockholder;

•	requires a stockholder to provide the Company with a written update of certain of the information required to be included in the notice within five days after the later of the record date and the date the record date is first publicly announced;

•	requires that a stockholder making a director nomination or other proposal of business at an annual meeting of stockholders be entitled to vote at the meeting, and, at the time of giving of such notice and at the time of the meeting, own, and for at least one year have owned, at least $2,000 in market value or 1% of the outstanding common stock of the Company of both classes combined;

•	provides that the notice period for making a director nomination or other proposal of business at an annual meeting of stockholders is not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; and

•	specifies the notice periods (i) with respect to an annual meeting of stockholders scheduled on a date significantly different from the one year anniversary of the previous year’s annual meeting and (ii) relating to special meetings of stockholders called to elect directors.

•	Amended Article XI to add a new Section 11.4 that establishes a forum selection provision for the adjudication of disputes. The provision provides that the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or if it does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The amendments to the Company’s By-Laws also include procedural, conforming and clarifying changes. The description of the amendments to the Company’s By-Laws contained herein is qualified in its entirety by, and should be read in conjunction with, the complete text of the Company’s By-Laws, as amended, which are attached hereto as Exhibit 3.6 and incorporated by reference into this Item 5.03.

As a result of the amendments to the By-Laws, except as otherwise provided in Rule 14a-8 under the Exchange Act, if any stockholder intends to present business at the 2014 Annual Meeting of Stockholders, the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company not earlier than December 11, 2013 and not later than January 10, 2014.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

3.6	By-Laws of Lennar Corporation, as amended as of October 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2013	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer